                                  [LETTERHEAD]                     EXHIBIT 99.13



                                 June 26, 1996


FRANK HARITON, ESQUIRE
485 Madison Avenue                                           TEL: (212) 752-7200
New York, NY  10022                                          FAX: (212) 758-7072


RE:  Billing and Retainer Payments in Kind


Dear Frank,
     This is to confirm that the you have agreed to accept up to 135,000 shares of unrestricted, tradable common stock of Vitafort as payment on account of Vitafort for agreed services and fees rendered on our behalf. The terms under which the securities are to be accepted are as follows:

1) Vitafort will issue all the shares at the earliest practicable time, as near to July 1, 1996 as is possible.

2) At the time of issuance, or within 15 days thereafter, the shares shall be included in a Regiostration on Form S-8.

3) Frank Hariton shall sell the shares in the open market, in an orderly basis, during the ensuing 30 days from the date of issuance.

4) The net proceeds received from the sale of the shares shall be considered as payment on account of Vitafort, and applied against open valid invoices for services, or applied to your retainer for future services
    (the "Credit").

5) Frank will issue monthly statements for fees and services in the normal course of business, and these statements shall reflect the current status of the Credit.

6) Vitafort acknowledges that the Credit may not be applied to fees relating to capital raising transactions.

     If the foregoing. correctly sets forth our agreement and understanding, please sign a counterpart of this letter in the space provided below and return a copy to the undersigned. Upon return, we will arrange for the appropriate documentation to approve and issue the shares in accordance with the Vitafort International Corporation by laws and SEC regulations.

                                Sincerely,


                                /s/ ELOY ELLIS
                                -----------------------------------
                                    Eloy L. Ellis


                                AGREED AND ACCEPTED:



                                /s/ FRANK HARITON     /  6/30/96  / ###-##-####
                                -----------------------------------------------
                                    Frank Hariton    /   Date    /  Taxpayer ID